Exhibit 99.1

Mitesco Inc. Appoints Sheila Schweitzer Chairman of the Board and COO.

MINNEAPOLIS, MN, June 6, 2023 (GLOBE NEWSWIRE) -- via NewMediaWire - Mitesco, Inc. (OTCQB: MITI and www.mitescoinc.com) today announced that, effective today, it has appointed Ms. Sheila Schweitzer, a member of the Board of Directors since 2021, to the position of Chairman, replacing Mr. Tom Brodmerkel, who has completed his term as Chair. Mr. Brodmerkel will remain as CFO and Board member. Ms. Schweitzer was also appointed to the newly created position of Chief Operating Officer (COO), primarily responsible for directing the company’s recently emphasized acquisitions strategy with a focus on healthcare technology and services, as well as new potential clinic operations. Mr. Larry Diamond, CEO of Mitesco, stated his thanks to Mr. Brodmerkel for his support and guidance while Chairman. Mr. Diamond added his congratulations and thanks to Ms. Schweitzer and looks forward to working together to help in the re-start of Mitesco.

Ms. Schweitzer commented, “We believe there remains an insatiable need for healthcare technology and services. There exists the potential to form a multi-business entity consisting of complementary healthcare-related technology and services businesses with the potential for rapid growth. Where the venture capital and private equity participants may be stalled, to the extent that our public company status provides us with financing at acceptable terms, we will endeavor to add and grow those select opportunities,” she said. “We have numerous current situations and welcome additional potential additions as presented. I look forward to announcing developments on this initiative, and new potential relationships soon.”

Ms. Schweitzer has over 30 years of experience in the healthcare industry as a company founder, executive, investor, and outside advisor. Most recently, from 2012 through 2017 she served as Founder and CEO of PatientMatters, LLC, a healthcare patient management company improving revenue realization for hospitals, Patient Matters was acquired by First Source in 2020. From 2003 through 2009 she was CEO of CareMedic Systems, an industry leader in proactive financial management for hospitals and providers. PatientMatters was acquired by Optum Insight in 2009. From 2009 through 2011 she was Senior Vice President of Strategy at OptumInsight, a part of United Healthcare Group providing data, analytics, research, consulting, technology and managed services solutions to hospitals, physicians, health plans, governmental and life sciences companies. From 2001 through 2003, she was COO for MedUnite, a provider of electronic healthcare transaction processing services.

As an investor, in 2009 Ms. Schweitzer co-founded Blue Ox Healthcare Partners, a private equity firm investing growth capital in commercial-stage healthcare companies.  Ms. Schweitzer currently is an Executive Advisor with HLM Venture Partners, a venture capital firm investing exclusively in tech-enabled healthcare services, healthcare information technology, and medical device and diagnostics companies.

About Mitesco Inc.

Mitesco is building a next-generation healthcare solution, providing healthcare services and technology to make healthcare more accessible, higher quality, and more affordable. The Mitesco team has extensive experience in building successful growth situations within the healthcare industry, using both organic and acquisition growth strategies. Mitesco embraces that when consumers' expectations are exceeded the business performance does so as well. Mitesco's operations and subsidiaries include Mitesco N.A. LLC, the holding company for its North American operations. Learn more at mitescoinc.com and twitter.com/mitescoinc.

Contact:
Mitesco Investor Relations
Jimmy Caplan
jimmycaplan@me.com
512.329.9505

Mitesco Media Relations

Rick Eisenberg

eiscom@msn.com

917-691-8934

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to the expected foreclosure of several of our clinics. Words such as “expects,” “anticipates,” “aims,” “projects,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “assumes,” “may,” “should,” “could,” “would,” “foresees,” “forecasts,” “predicts,” “targets,” “commitments,” and variations of such words and similar expressions are intended to identify such forward-looking statements. We caution you that the foregoing may not include all the forward-looking statements made in this press release.

These forward-looking statements are based on the Company’s current plans, assumptions, beliefs, and expectations. Forward-looking statements are subject to the occurrence of many events outside of the Company’s control. Actual results and the timing of events may differ materially from those contemplated by such forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things, the ability to obtain additional financing,; the risk that defaults under the Company’s leases could trigger other damages and remedies; the risk that commenced and threatened litigation may result in material judgements against the Company; the risk that foreclosure of the Company’s clinics may adversely affect the Company’s internal programs and the Company’s ability to recruit and retain skilled and motivated personnel, and may be distracting to employees and management; the risk that foreclosure of the Company’s clinics may negatively impact the Company’s business operations and reputation with or ability to serve customers; and other risks and uncertainties included in the Company’s reports on Forms 10-K, 10-Q, and 8-K and in other filings the Company makes with the Securities and Exchange Commission from time to time, available at www.sec.gov.